Exhibit 23.5

20 September, 2012

Tanke Biosciences Corporation
Room 2801, East Tower o f Hui Building
No. 519 Machang Road
Pearl River New City, Guangzhou
People's Republic of China 510627

Re: Consent of Counsel

Dear Sir/Madam:

We act as the Chinese counsel for Tanke Biosciences Corporation, a Nevada corporation ("Company") in connection with the Company's Registration Statement on Form S-1, File No. 333-172240, including all amendments or supplements thereto (the "Registration Statement"), originally filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on February 14, 2011, relating to the offering of certain shares of common stock of the Company by the selling shareholders named therein.

We hereby consent to the filing of the legal opinion dated 4 January, 2011 with respect to "Corporate Structures and Related Issues of Guangzhou Tanke Industry Co., Ltd., its Subsidiaries and Branch" as an exhibit to the Registration Statement and to the use of the aforementioned legal opinion and reference to our firm name in the Registration Statement.

Sincerely yours,

Hui Zhang
Lawyer
Martin Hu & Partners